Exhibit 4.15

         The Company has numerous other instruments governing long-term indebtedness that are not registered, none of which exceeds ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis, and the Company hereby agrees to furnish a copy of any of such agreements to the Commission upon request.